Exhibit 10.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of March 23, 2009, among Endo Pharmaceuticals Solutions Inc. (formerly known as Indevus Pharmaceuticals, Inc.), a Delaware corporation (the “Company”), Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Parent”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 6, 2007 (the “Indenture”), pursuant to which the Company issued its 6.25% Convertible Senior Notes due 2009 (the “Notes”);

WHEREAS, on January 5, 2009, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Parent and BTB Purchaser Inc., a Delaware corporation (the “Merger Sub”), and a wholly-owned subsidiary of the Parent, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Section 5.1 of the Indenture provides that the Company shall not merge or enter into certain other transactions unless certain requirements specified therein are satisfied;

WHEREAS, Section 9.4 of the Indenture provides that if a merger or certain other transactions involving the Company occur, as a result of which holders of common stock of the Company, par value $0.001 per share (the “Common Stock”), shall be entitled to receive stock, other securities, or other property or assets (including cash) with respect to or in exchange for such Common Stock, then as of the effective time of such transaction, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture providing that the Notes shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such holder of a Note would have been entitled to receive upon such merger or certain other transactions had such Notes been converted into Common Stock immediately prior to such merger or other transactions assuming such holder of Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger or other transactions;

WHEREAS, as a result of the Merger, a holder of one share of Common Stock is entitled to receive (i) cash in the amount of $4.50, net to the seller, without interest and (ii) the contractual right, (a) subject to the terms of that certain Octreotide Contingent Cash Consideration Agreement, dated as of February 23, 2009 (the “Octreotide Contingent Cash Consideration Agreement”), by and between the Parent and American Stock Transfer & Trust Company (the “Paying Agent”), to receive $1.00 in cash, without interest, in the case that the Approval Milestone Date (as defined in the Octreotide Contingent Cash Consideration Agreement) occurs on or before February 23, 2013,

(b) subject to the terms of that certain Nebido Contingent Cash Consideration Agreement, dated as of February 23, 2009 (the “Nebido Contingent Cash Consideration Agreement”), by and between the Parent and the Paying Agent, to receive $2.00 in cash, without interest, in the case that the Approval With Label Milestone Date (as defined in the Nebido Contingent Cash Consideration Agreement) occurs on or before February 23, 2012, (c) subject to the terms of the Nebido Contingent Cash Consideration Agreement, to receive $1.00 in cash, without interest, in the case that the Approval Without Label Milestone Date (as defined in the Nebido Contingent Cash Consideration Agreement) occurs on or before February 23, 2012, and (d) subject to the terms of the Nebido Contingent Cash Consideration Agreement, to receive $1.00 in cash, without interest, in the case that the Net Sales Milestone Date (as defined in the Nebido Contingent Cash Consideration Agreement) occurs;

WHEREAS, Section 8.1(c) of the Indenture provides that the Indenture may be modified or amended by the Company and the Trustee, without the consent of any holder of the Notes, to provide for conversion rights of holders of Notes if any reclassification or change of the Common Stock or any consolidation, merger or sale of all or substantially all of the Company’s assets occurs;

WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, this Supplemental Indenture is being executed and delivered concurrently with the effectiveness of the Merger.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of Notes, as follows:

ARTICLE 1

EFFECT OF MERGER

(a) In accordance with Section 9.4 of the Indenture, as of the Effective Time (as defined in the Merger Agreement) of the Merger, each $1,000 aggregate principal amount of Notes surrendered for conversion in accordance with Article IX of the Indenture, subject to adjustment on the same terms as provided in Article IX of the Indenture, will be convertible into:

(i) an amount in cash equal to the product of (x) $4.50 and (y) a number equal to 1,000 divided by the Conversion Price immediately prior to the Effective Time (the “Conversion Rate”),

(ii) the contractual right, subject to the terms of the Octreotide Cash Consideration Agreement, to receive an amount in cash equal to the product of (x) $1.00 and (y) the Conversion Rate, in the case that the Approval Milestone Date (as defined in the Octreotide Cash Consideration Agreement) occurs on or before February 23, 2013,

(iii) the contractual right, subject to the terms of the Nebido Contingent Cash Consideration Agreement, to receive an amount in cash equal to the product of (x) $2.00 and (y) the Conversion Rate, in the case that the Approval With Label Milestone Date (as defined in the Nebido Contingent Cash Consideration Agreement) occurs on or before February 23, 2012,

(iv) the contractual right, subject to the terms of the Nebido Contingent Cash Consideration Agreement, to receive an amount in cash equal to the product of (x) $1.00 and (y) the Conversion Rate, in the case that the Approval Without Label Milestone Date (as defined in the Nebido Contingent Cash Consideration Agreement) occurs on or before February 23, 2012, and

(v) the contractual right, subject to the terms of the Nebido Contingent Cash Consideration Agreement, to receive an amount in cash equal to the product of (x) $1.00 and (y) the Conversion Rate, in the case that the Net Sales Milestone Date (as defined in the Nebido Contingent Cash Consideration Agreement) occurs.

ARTICLE 2

MISCELLANEOUS

Section 2.01 Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture, unless otherwise specified.

Section 2.02 This Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Supplemental Indenture have been delivered by each party hereto to the other party thereto.

Section 2.03 On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form part of the Indenture for all purposes, and the holder of every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 2.04 This Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Notes shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this Supplemental Indenture.

Section 2.05 In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 2.06 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.07 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 2.08 In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.09 All covenants and agreements in this Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture.

Section 2.10 This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ENDO PHARMACEUTICALS SOLUTIONS INC. (FORMERLY KNOWN AS INDEVUS PHARMACEUTICALS, INC.)

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Secretary

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/S/ VANETA BERNARD
Name:	Vaneta Bernard
Title:	Vice President

[Signature Page for First Supplemental Indenture]